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                                                         Exhibit (i)(3)

                               Rogers & Wells LLP
                                 200 Park Avenue
                               New York, NY 10166
                            Telephone (212) 878-8000
                            Facsimile (212) 878-8375

Orbitex Group of Funds
410 Park Avenue
18th Floor
New York, New York 10022

Ladies and Gentlemen:


We have acted as special counsel for Orbitex Group of Funds, a Delaware business trust (the "Trust"), in connection with the preparation of Post-Effective Amendment No. 6 to the Trust's Registration Statement on Form N-1A (File No. 333-20635) (the "Amendment"). The Amendment relates to, among other things, the offering of the following classes of shares of the following funds of the trust (collectively, the "Shares"): Class A and Class B shares of the Orbitex Health & Biotechnology Fund; Class A, Class B and Class D shares of the Orbitex Focus 30 Fund; and Institutional and Institutional Service shares of the Cash Reserves Fund. This letter is being delivered to you in connection with the filing of the Amendment under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended.


We have examined and are familiar with the Declaration of Trust of the Trust, the Amendment and such other documents as we have deemed relevant to the matters referred to in this letter. We express no opinion herein as to (i) the "blue sky" laws of any state or (ii) the laws of any jurisdiction other than the laws of the State of New York and Title 12 of the Delaware Code ("Delaware Law"). We draw your attention to the fact that we are not admitted to the Bar in the State of Delaware and we are not experts in the laws of the State of Delaware and, to the extent that the opinion expressed below relates to matters of Delaware Law, that opinion is based on our reasonable familiarity with Delaware Law as a result of our prior involvement in transactions involving such laws.


Based upon the foregoing, in our opinion the Shares have been duly authorized for issuance by the Trust, and upon issuance and delivery as described in the Amendment, the Shares will be validly issued, fully paid and non-assessable.


We hereby consent to the filing of this opinion as an exhibit to the Amendment and to the incorporation by reference as an exhibit to the Amendment of our opinion that was previously filed as an exhibit to Pre-Effective Amendment No. 2 to the Trust's Registration Statement on Form N-1A. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.


Very truly yours,


Rogers & Wells LLP